Exhibit 99.1
FOR IMMEDIATE RELEASE
CAVA Names Doug Thompson Chief Operations Officer to Lead Next Phase of Growth

Washington, D.C. — January 12, 2026 — CAVA, the category-defining fast casual Mediterranean brand known for its bold, flavorful food and focus on heart-forward hospitality, today announced the appointment of Doug Thompson as Chief Operations Officer, effective March 2.
In this role, Thompson will oversee CAVA’s restaurant operations and field teams, helping the company deliver on its mission to bring heart, health, and humanity to food as it continues its rapid expansion across the country. Thompson is a veteran in the industry, spending over two decades at Texas Roadhouse, where he served as COO and VP of Operations. During his tenure, Thompson oversaw widespread development of new restaurant openings, helped develop two new restaurant concepts and directed operations through 40 consecutive quarters of positive comparable sales.
A people-first leader recognized for building high-performing teams and cultivating the next generation of talent – Thompson built a transformational pipeline of restaurant leaders, coaching and training teams to grow into management positions across the organization – supporting exceptional growth.

Most recently Thompson was CEO of Tumble 22 Texas Chicken Joint, a Texas-based chicken concept. Throughout his time with the company, Thompson led significant expansion and growth, doubling the number of locations and building the infrastructure and team to support its ambitious plans. Over the course of his expansive career, Thompson also served in roles at Carrabba’s Italian Grill and Outback Steakhouse.
“Doug is the kind of leader who puts people at the center of everything he does, and that’s exactly the ethos that CAVA was founded upon, said Brett Schulman, Co-founder and CEO of CAVA. “We’re at a meaningful inflection point in our journey, and as we continue to scale, our commitment remains clear: to run great restaurants, care deeply for our teams, delight our guests with Mediterranean warmth and hospitality, and ensure CAVA is a place where people build lasting careers, not just find a job. Doug’s career began on the line as a grill cook and restaurant operator, and that experience has shaped how he leads with empathy, humility, and a deep respect for the people who power our restaurants every day. We’re thrilled to welcome Doug to the CAVA table and confident he will help us grow in a way that stays true to who we are.”

Thompson brings a track record of scaling brands, developing talent, and delivering results while keeping people and hospitality at the heart of his leadership. At CAVA, Thompson will help ensure every restaurant delivers on the company’s mission, where teams flourish and guests feel valued.
“I’m excited to be joining CAVA at such a pivotal moment,” said Doug Thompson, CAVA’s newly appointed COO. “From CAVA’s purpose-driven mission to its commitment to nourishing people and communities, CAVA is a truly special place. I’m inspired by the passion of the team and energized by the opportunity to help lead its next phase of growth and make CAVA not just a category-defining brand, but an industry-leading one.”

About CAVA Group:

CAVA is the category-deﬁning Mediterranean fast-casual restaurant brand, bringing together healthful food and bold, satisfying ﬂavors at scale. Our brand and our opportunity transcend the Mediterranean category to compete in the large and growing limited-service restaurant sector as well as the health and wellness food category. CAVA serves guests across age groups, genders, and income brackets and beneﬁts from generational tailwinds created by consumer demand for healthy living and a demographic shift towards greater ethnic diversity. We meet consumers’ desires to engage with convenient, authentic, purpose-driven brands that view food as a source of self-expression. The broad appeal of our food combined with these favorable industry trends drive our vast opportunity for continued growth.
Media Contact: cava@media.com